UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 31, 2016

Commission File No.	Exact name of each Registrant as specified in its charter, state of incorporation, address of principal executive offices, telephone number	I.R.S. Employer Identification Number
1-8180	TECO ENERGY, INC.	59-2052286

(a Florida corporation) TECO Plaza 702 N. Franklin Street Tampa, Florida 33602 (813) 228-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officers

On August 31, 2016, Robert R. Bennett, the Chief Operating Officer of TECO Energy, Inc. (the “Company) since July 1, 2016, was appointed to the position of President and Chief Executive Officer of the Company effective as of September 1, 2016. Mr. Bennett, 54, also serves as Chairman of the Board of Directors of the Company and as a Director of its wholly-owned subsidiary Tampa Electric Company. Mr. Bennett served as President and Chief Executive Officer of Emera U.S. Inc. (a wholly-owned subsidiary of Emera Inc. (“Emera”), which acquired the Company on July 1, 2016) from September 2015 to June 30, 2016, and Executive Vice President and Chief Operating Officer of Emera from January 2013 to September 2015. Prior to that, Mr. Bennett served as President and Chief Executive Officer of Nova Scotia Power Inc., a subsidiary of Emera, from June 2008 to January 2013.

Also on August 31, 2016, Gregory W. Blunden was appointed as the Company’s Senior Vice President – Finance and Accounting and Chief Financial Officer (Chief Accounting Officer) effective September 1, 2016. Mr. Blunden, 51, has served as Chief Financial Officer of Emera since March 2016. Prior to that, Mr. Blunden was Vice President, Corporate Strategy & Planning of Emera from July 2015 to February 2016, Executive Vice President, Customer, Business & Financial Services of Nova Scotia Power Inc. from January 2014 to June 2015, Vice President, Business Development of Emera from April 2012 to December 2013, and Vice President, Business Development of Bangor Hydro Electric Company (now Emera Maine, a subsidiary of Emera) from June 2009 to March 2012.

Emera is a publicly traded energy and services company based in Halifax, Nova Scotia, Canada, with operations in Canada, the United States and the Caribbean. It invests in electricity generation, transmission and distribution, and gas transmission and utility energy services. Nova Scotia Power Inc. provides 95% of the generation, transmission and distribution of electricity in Nova Scotia and serves more than 500,000 residential, commercial and industrial customers across the province. Bangor Hydro Electric Company provided electric delivery service in the State of Maine and amalgamated with Maine Public Service Co. Bangor Hydro Electric Company and Maine Public Service Co. were renamed Emera Maine effective January 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2016		TECO ENERGY, INC.
(Registrant)

	By:	/s/ David E. Schwartz
David E. Schwartz
Vice President-Governance, Associate General Counsel and Corporate Secretary